Free Writing Prospectus	Filed Pursuant to Rule 433(d)

Registration Statement No. 333-157296

TERM SHEET

Dated January 13, 2011

Issuer:	Japan Finance Corporation (JFC)

Security:	2.50% Guaranteed Bonds due January 21, 2016

Rating:	Moody’s: Aa2; S&P: AA Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal amount:	US$1,500,000,000

Denomination:	US$100,000 x US$100,000

Pricing date:	January 13, 2011

Settlement date:	January 21, 2011

Maturity date:	January 21, 2016

Coupon:	2.50% (Semi-Annual, 30/360)

Interest payment dates:	January 21 and July 21 of each year, commencing July 21, 2011 and ending January 21, 2016.

Redemption after the occurrence of a tax event:	JFC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JFC is required to pay, as described in the prospectus supplement

Price to public:	99.939%

Underwriting discount:	0.125%

Proceeds, before expenses, to JFC:	99.814%

Benchmark U.S. Treasury:	2.125% due December 31, 2015

Benchmark yield:	1.942%

Spread:	+57.10bp

Yield:	2.513%

Joint Lead Managers:	Deutsche Bank Securities Inc. Barclays Bank PLC Goldman Sachs International

Format:	SEC Registered

Clearing systems:	Euroclear and Clearstream, Luxembourg (International global bond held at the common depositary); DTC (DTC global bond)

International global bond ISIN:	XS0580358660

International global bond Common Code:	058035866

DTC global bond ISIN:	US471065AF99

DTC global bond CUSIP:	471065AF9

Use of proceeds	The net proceeds of the issue of the bonds will be used solely and exclusively for the operations of Japan Bank for International Cooperation or “JBIC”, the international arm of JFC.

Governing law:	New York

Listing:	London Stock Exchange’s Regulated Market

You can access JFC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1109604/000119312511006318/d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a “Gross Recipient” as defined on page S-3 of the foregoing prospectus supplement.

JFC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JFC has filed with the SEC for more complete information about JFC and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JFC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611 (toll free from the United States).